Exhibit 99.1
NEWS RELEASE

CONTACTS:

Bob Lougee	Laura Telander Graf
800.611.8488	651.698.4006
Bob.Lougee@spok.com	ltg@mcfarlandcomm.net

USA Mobility Announces Name Change to Spok
USA Mobility Wireless and Amcom Software Come Together Under Single Identity,
Further Integrating Critical Communication Solutions

Springfield, VA (July 8, 2014) – USA Mobility, Inc. (NASDAQ: USMO), including Amcom Software and USA Mobility Wireless, today announced a new corporate name – Spok – launching a new era in critical communications with an innovative and combined identity. The name Spok (pronounced “spoke”) is effective today, and the Company’s stock will begin trading tomorrow, July 9th, under the NASDAQ stock ticker symbol “SPOK.”
“We believe our new corporate name reflects the significant changes our Company has undergone in recent years,” said Vincent D. Kelly, president and chief executive officer, “and will better define the strategic direction we are pursuing toward a successful future. Why ‘Spok?’ Because it evokes an integral part of a greater whole: like the spokes of a wheel, each supporting the other and the overall network. It’s about movement, strength, reliability, and speed -- all the things needed in your critical communications. After all, a closed loop is what it’s all about.”
Spok delivers smart, reliable critical communication solutions to help protect the health, well-being, and safety of people around the globe, providing more than 125,000 organizations worldwide with effective solutions for workflow improvement, secure texting, paging services, call center optimization, and public safety response.
Dependable critical communications are paramount for individuals in healthcare, public safety, and a host of other industries Spok serves. In short, the Company’s technology is used by people who save lives. Whether these customers are doctors treating patients or emergency operators responding to a

spok.com

critical event, having quick and easy access to the information they need to assess a situation is essential. Spok is a leader in critical communications, and its solutions are accessible from a variety of mobile devices to help ensure information is delivered when and where it matters most.
“Speed, accuracy and reliability are essential for communications in any industry, and we now enjoy a hard-won position of leadership in the critical communication space,” said Kelly. “Our new name and brand positions us for an exciting future as we innovate solutions backed by decades of experience in helping organizations respond quickly when seconds count.”
With the wealth of information available today, everyone needs to work smarter to leverage automation, share knowledge, and coordinate efforts toward security and safety. Spok’s integrated solutions create efficiencies in communications to improve safety and the user experience. This is particularly relevant in healthcare and public safety where consolidation is a major trend.
“This is a unique time for our Company as we evolve from providing reliable paging services and market-leading software offerings to an expanded, integrated set of solutions that solve a host of complex challenges in a variety of industries,” Kelly added. “Our new single identity creates more value for our key audiences, including customers, partners, employees, and stockholders as we transition our business to a global software leader in critical communications.”
In 2011, USA Mobility, the market leader in paging and wireless messaging, purchased Amcom Software, an industry-leading communication software company offering solutions for clinical alerting, contact centers, emergency management, and secure texting. Today Spok is a fully integrated company employing approximately 650 employees around the globe.
About Spok
Spok Holdings, Inc. (NASDAQ: SPOK) is proud to be a leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe. More than 125,000 organizations worldwide rely on Spok for workflow improvement, secure texting, paging services, contact center

spok.com

optimization, and public safety response. When communications matter, Spok delivers. Visit us at spok.com or find us on Twitter @Spoktweets.
Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, competition from other software providers, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

###

spok.com
3